SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

				FORM 4
			STATEMENT OF CHANGES IN
			BENEFICIAL OWNERSHIP

		Filed pursuant to Section 16(a) of
		The Securities Exchange Act of 1934,
		Section 17(a) of the Public Holding Company
			Act of 1935


 Name and address of Reporting Person

Brad M. Kelley
P.O. Box 1355
Boca Grande, Fla.
33921

(Name of Issuer)
 Touch America Holdings, Inc

  (Title of Class of Securities)
  COMMON STOCK NO PAR VALUE
                                                  45073P-10-1
 (CUSIP Number)


(Name, Address and Telephone Number of Person Authorized to Receive
 Notices and Communications)

Michael Zimmerman c/o
Touch America, Inc
130 North Main
Butte, Montana 59701
406-497-5426

 (Date of Event which Requires Filing of this Statement)
January 22, 2003


Citizenship or Place of Organization
United States


 Number of Sole Voting Power 11,899,800
 Shares Benefically owned
Shared Voting Power      -0-


 Shares beneficially Owned  and Sole Dispositive Power 11,899,800
  ofReporting person
 Shared Dispositive Power         -0-
 by


   Percent of Class Represented by Amount in 11.47%


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 3, 2003
Date

Brad M. Kelley
Signature



..
ITEM 1.   SECURITY AND ISSUER

This statement relates to the common stock of Touch America, Inc
 ("The Company"). The Company's principal offices are located at 130 North Main St., Butte Mt 59701.

ITEM 2.   IDENTITY AND BACKGROUND

 The name of the person filing this statement is Brad M. Kelley, an individual (the "reporting person"). The reporting person's residential address is P.O. Box 1355 1600 Jean LaFitte, Boca Grande, Florida
 33921.  He is employed as Chairman of
Commonwealth Brands, Inc., 2200 Lapsley Lane,
Bowling Green, Kentucky 42103.
His telephone number is (270) 781-9100.

During the last five years, the reporting person has not been convicted in a criminal proceeding. During the last five years, the reporting person was not a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which was or is subject to a judgment, decree final order enjoining future violation of, or prohibiting, or mandatory activities subject to federal or state securities laws of finding any violation with respect to such laws.

The reporting person is a United States citizen.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

This schedule covers 11,899,800 shares beneficially owned by Kelley individually. All of the 11,899,800 shares are beneficially owned by Kelley individually. No shares are held in nominees' name for his benefit. The stock beneficially owned by Kelley individually and through his immediate family was purchased with personal funds beginning August 12, 2002, with the last purchase being made on January 22, 2003.

ITEM 4.   PURPOSE OF TRANSACTION

The purpose of the acquisition of the stock beneficially owned by the reporting person and his immediate family is for personal investment. Kelley may acquire additional shares of the stock from time to time in market or private transactions.

The reporting person has no present plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of Item 4 of
Schedule 13D.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

Kelley individually beneficially owns 11,899,800 shares of common stock of the Company, which based on the Company's 14A Proxy Statement filed August 1, 2002 represents approximately 11.47% of the outstanding stock of 103,737,000 shares as of July 26, 2002.

Exhibit A attached hereto contains information as to all transactions in the shares by the Reporting Person in the past 60 days. All such transaction were made in the open market. No other transactions in the shares have been effected by the Reporting
Person since such date.



ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDING, OR
  RELATIONSHIP
WITH RESPECT TO SECURITIES OF THE ISSUER.

  None.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

  Exhibit A    Transactions in the Stock by the Reporting
 Person since July 15, 2002.


Brad M. Kelley

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: February 3, 2003
/s/

Brad M. Kelley




						Exhibit A
			Transactions in the Shares by the Reporting Person


KELLEY  BRAD
Holdings
Shares
Name
Date
Unit Cost
Cost Amount


 -
39,100
TOUCH AMER HLDGS INC
07/15/2002
2.1735
84,983.01

2,500
TOUCH AMER HLDGS INC
07/15/2002
2.1938
5,484.39

1,400
TOUCH AMER HLDGS INC
07/15/2002
2.204
3,085.55

30,900
TOUCH AMER HLDGS INC
07/16/2002
2.1647
66,890.46

46,100
TOUCH AMER HLDGS INC
07/17/2002
2.1512
99,168.47

40,300
TOUCH AMER HLDGS INC
07/17/2002
2.1614
87,102.60

30,000
TOUCH AMER HLDGS INC
07/17/2002
2.1614
64,840.65

7,000
TOUCH AMER HLDGS INC
07/17/2002
2.1519
15,063.12

2,700
TOUCH AMER HLDGS INC
07/17/2002
2.1817
5,890.71

18,500
TOUCH AMER HLDGS INC
07/18/2002
2.1954
40,614.36

1,500
TOUCH AMER HLDGS INC
07/18/2002
2.1852
3,277.74

7,500
TOUCH AMER HLDGS INC
07/18/2002
2.1654
16,240.53
 -
20,000
TOUCH AMER HLDGS INC
07/19/2002
2.1101
42,202.69

20,000
TOUCH AMER HLDGS INC
07/19/2002
2.1815
43,629.83

55,000
TOUCH AMER HLDGS INC
07/19/2002
2.1601
118,805.00
 -
50,000
TOUCH AMER HLDGS INC
07/19/2002
2.1918
109,589.27

20,000
TOUCH AMER HLDGS INC
07/19/2002
2.1713
43,425.95

20,000
TOUCH AMER HLDGS INC
07/19/2002
2.1611
43,222.08

39,100
TOUCH AMER HLDGS INC
07/19/2002
2.1101
82,506.26

50,000
TOUCH AMER HLDGS INC
07/22/2002
2.0911
104,556.70

50,000
TOUCH AMER HLDGS INC
07/22/2002

2.0808
104,041.69

43,000
TOUCH AMER HLDGS INC
07/22/2002
2.0808
89,475.86

7,000
TOUCH AMER HLDGS INC
07/22/2002
2.04
14,280.23

50,000
TOUCH AMER HLDGS INC
07/23/2002
1.8848
94,238.84


50,000
TOUCH AMER HLDGS INC
07/23/2002
1.6504
82,518.28

35,000
TOUCH AMER HLDGS INC
07/23/2002
1.7115
59,902.16

35,000
TOUCH AMER HLDGS INC
07/23/2002
1.5994
55,979.99

7,400
TOUCH AMER HLDGS INC
07/24/2002
1.6728
12,378.72

3,000
TOUCH AMER HLDGS INC
07/24/2002
1.6541
4,962.20

35,300
TOUCH AMER HLDGS INC
07/25/2002
1.7308
61,098.95

33,500
TOUCH AMER HLDGS INC
07/25/2002
1.8123
60,712.05

25,000
TOUCH AMER HLDGS INC
07/25/2002
1.9345
48,361.95

13,000
TOUCH AMER HLDGS INC
07/25/2002
1.6905
21,976.59

7,800
TOUCH AMER HLDGS INC
07/25/2002
1.8836
14,691.85

2,200
TOUCH AMER HLDGS INC
07/25/2002
1.8734
4,121.46

2,000
TOUCH AMER HLDGS INC
07/25/2002
1.7207
3,441.33

40,000

TOUCH AMER HLDGS INC
07/29/2002
2.0347
81,387.08

43,400
TOUCH AMER HLDGS INC
07/30/2002
1.8623
80,825.14

30,100
TOUCH AMER HLDGS INC
07/30/2002
1.9336
58,200.38

3,000
TOUCH AMER HLDGS INC
07/30/2002
1.903
5,709.11

1,500
TOUCH AMER HLDGS INC
07/30/2002
1.9471
2,920.62

400
TOUCH AMER HLDGS INC
07/30/2002
1.9132
765.29

1,075,000
TOUCH AMER HLDGS INC
08/01/2002
0.8018
861,988.75

200,000
TOUCH AMER HLDGS INC
08/01/2002
0.7308
146,165.00

200,000
TOUCH AMER HLDGS INC
08/01/2002
0.7105
142,100.00

105,000
TOUCH AMER HLDGS INC
08/02/2002
0.7714
80,997.00
 -
100,000
TOUCH AMER HLDGS INC
08/02/2002
0.7105
71,050.00

100,000
TOUCH AMER HLDGS INC
08/02/2002
0.7105
71,050.00

45,000
TOUCH AMER HLDGS INC

08/02/2002
0.7614
34,261.25

21,900
TOUCH AMER HLDGS INC
08/02/2002
0.7004
15,337.67

58,800
TOUCH AMER HLDGS INC
08/02/2002
0.7105
41,777.40

250,000
TOUCH AMER HLDGS INC
08/05/2002
0.6817
170,431.25

200,000
TOUCH AMER HLDGS INC
08/05/2002
0.6817
136,345.00

150,000

TOUCH AMER HLDGS INC
08/05/2002
0.6817
102,258.75

100,000
TOUCH AMER HLDGS INC
08/05/2002
0.6818
68,177.50

100,000
TOUCH AMER HLDGS INC
08/05/2002
0.6817
68,172.50

100,000
TOUCH AMER HLDGS INC
08/05/2002
0.6512
65,120.00

161,400
TOUCH AMER HLDGS INC
08/06/2002
0.7021
113,314.91

137,200
TOUCH AMER HLDGS INC
08/06/2002
0.6919
94,928.68
 -
99,200
TOUCH AMER HLDGS INC
08/06/2002
0.6818
67,632.12

92,700
TOUCH AMER HLDGS INC
08/06/2002
0.7021
65,082.35

40,300
TOUCH AMER HLDGS INC
08/06/2002
0.6817
27,473.51

23,700
TOUCH AMER HLDGS INC
08/06/2002
0.6919
16,398.03

8,100
TOUCH AMER HLDGS INC
08/06/2002
0.6919
5,604.39

1,200
TOUCH AMER HLDGS INC
08/06/2002
0.6919
830.28

1,000
TOUCH AMER HLDGS INC
08/06/2002
0.7021
702.08

200
TOUCH AMER HLDGS INC
08/06/2002
0.6817
136.35

200,000
TOUCH AMER HLDGS INC
08/07/2002
0.7123
142,455.00

147,500
TOUCH AMER HLDGS INC
08/07/2002
0.7021
103,556.06

118,700
TOUCH AMER HLDGS INC
08/07/2002
0.6817
80,920.76

95,000
TOUCH AMER HLDGS INC
08/07/2002
0.7021
66,697.13

60,800
TOUCH AMER HLDGS INC
08/07/2002
0.6919
42,067.52

52,500
TOUCH AMER HLDGS INC
08/07/2002
0.7123
37,393.13

51,300
TOUCH AMER HLDGS INC

08/07/2002
0.6715
34,450.51

49,300
TOUCH AMER HLDGS INC
08/07/2002
0.6817
33,609.04

30,000
TOUCH AMER HLDGS INC
08/07/2002
0.6919
20,757.00

5,000
TOUCH AMER HLDGS INC
08/07/2002

0.6919
3,459.50

150,000
TOUCH AMER HLDGS INC
08/12/2002
0.5583
83,737.50

150,000
TOUCH AMER HLDGS INC
08/12/2002
0.5583
83,737.50

16,500
TOUCH AMER HLDGS INC
08/12/2002
0.5684
9,378.60

10,700
TOUCH AMER HLDGS INC
08/12/2002
0.5583
5,973.28


10,200
TOUCH AMER HLDGS INC
08/12/2002
0.5384
5,492.09

108,300
TOUCH AMER HLDGS INC
08/13/2002
0.5785
62,656.96

20,000
TOUCH AMER HLDGS INC

08/13/2002
0.5786
11,571.00

20,000
TOUCH AMER HLDGS INC
08/13/2002
0.5684
11,368.00

7,300
TOUCH AMER HLDGS INC
08/13/2002
0.5589
4,080.23

150,000
TOUCH AMER HLDGS INC
08/14/2002
0.5887
88,310.00

150,000
TOUCH AMER HLDGS INC
08/14/2002
0.5786
86,782.50

7,000
TOUCH AMER HLDGS INC
08/15/2002
0.5923
4,146.20

125,000
TOUCH AMER HLDGS INC
08/16/2002
0.5481
68,517.50

400,000
TOUCH AMER HLDGS INC
08/19/2002
0.5177
207,060.00

75,400
TOUCH AMER HLDGS INC
08/19/2002
0.4873
36,739.88

63,900
TOUCH AMER HLDGS INC
08/19/2002
0.5075
32,429.25

100
TOUCH AMER HLDGS INC
08/19/2002
0.4974

49.74

200,000
TOUCH AMER HLDGS INC
08/20/2002
0.5075
101,505.00

179,500
TOUCH AMER HLDGS INC
08/20/2002
0.4872
87,452.40

20,500
TOUCH AMER HLDGS INC
08/20/2002
0.4974
10,195.68

100,000
TOUCH AMER HLDGS INC
08/21/2002
0.5075
50,755.00

30,000
TOUCH AMER HLDGS INC
08/21/2002
0.5583
16,747.50

6,000
TOUCH AMER HLDGS INC
08/21/2002
0.5481
3,288.60

4,000
TOUCH AMER HLDGS INC
08/21/2002
0.5075
2,030.00

125,000
TOUCH AMER HLDGS INC
08/22/2002
0.816
102,000.00


17,500
TOUCH AMER HLDGS INC
08/22/2002
0.8058
14,101.50

7,500
TOUCH AMER HLDGS INC
08/22/2002
0.7963
5,972.00

4,500
TOUCH AMER HLDGS INC
08/22/2002
0.8772
3,947.40

4,100
TOUCH AMER HLDGS INC
08/22/2002
0.8874
3,638.34

3,100
TOUCH AMER HLDGS INC
08/22/2002
0.8976
2,782.56

39,100
TOUCH AMER HLDGS INC
08/23/2002
0.8773
34,303.52


7,200
TOUCH AMER HLDGS INC
08/23/2002
0.867
6,242.40

36,800
TOUCH AMER HLDGS INC
08/26/2002

0.7956
29,278.08

1,200
TOUCH AMER HLDGS INC
08/26/2002
0.7896
947.48

100,000
TOUCH AMER HLDGS INC
08/29/2002
0.7752
77,525.00

86,600

TOUCH AMER HLDGS INC
08/29/2002
0.7752
67,132.32

11,900
TOUCH AMER HLDGS INC
08/29/2002
0.7854
9,346.26

1,500
TOUCH AMER HLDGS INC
08/29/2002
0.7956
1,193.40

100,000
TOUCH AMER HLDGS INC
09/03/2002
0.6834
68,340.00

97,300
TOUCH AMER HLDGS INC
09/03/2002
0.6936
67,487.28

52,700
TOUCH AMER HLDGS INC
09/03/2002
0.7039
37,095.26

25,600
TOUCH AMER HLDGS INC
09/03/2002
0.7242
18,539.52

15,000
TOUCH AMER HLDGS INC
09/03/2002
0.6936
10,404.00

8,500
TOUCH AMER HLDGS INC
09/03/2002
0.714
6,069.00

900
TOUCH AMER HLDGS INC
09/03/2002
0.7038
633.42

100,000
TOUCH AMER HLDGS INC
09/04/2002
0.714
71,400.00

46,900
TOUCH AMER HLDGS INC
09/04/2002
0.6936
32,529.84

29,000
TOUCH AMER HLDGS INC
09/04/2002
0.714
20,706.00

21,200
TOUCH AMER HLDGS INC
09/04/2002
0.714
15,136.80

3,100
TOUCH AMER HLDGS INC
09/04/2002
0.685
2,123.54

26,500
TOUCH AMER HLDGS INC
09/05/2002
0.6734
17,844.80

25,000
TOUCH AMER HLDGS INC
09/05/2002
0.7038
17,595.00

100,000
TOUCH AMER HLDGS INC
09/06/2002
0.6835
68,345.00

16,100
TOUCH AMER HLDGS INC
09/06/2002
0.6732
10,838.52

9,900
TOUCH AMER HLDGS INC
09/09/2002
0.6839
6,770.66

19,600
TOUCH AMER HLDGS INC
09/10/2002
0.7143
13,999.40

12,300
TOUCH AMER HLDGS INC
09/10/2002
0.7035
8,653.05

3,100
TOUCH AMER HLDGS INC
09/10/2002
0.693
2,148.30


100,000
TOUCH AMER HLDGS INC
09/12/2002
0.7073
70,730.00

11,300
TOUCH AMER HLDGS INC
09/12/2002
0.697
7,876.10

30,900
TOUCH AMER HLDGS INC
09/13/2002
0.7245
22,387.05

21,700
TOUCH AMER HLDGS INC
09/13/2002
0.6932
15,043.10

900

TOUCH AMER HLDGS INC
09/13/2002
0.6825
614.25

79,800
TOUCH AMER HLDGS INC
09/16/2002
0.6868
54,807.65

11,900
TOUCH AMER HLDGS INC
09/16/2002
0.6769
8,055.35

99,700
TOUCH AMER HLDGS INC
09/17/2002
0.6868
68,473.98

18,000
TOUCH AMER HLDGS INC
09/17/2002
0.6765
12,177.00

10,600
TOUCH AMER HLDGS INC
09/17/2002
0.6663
7,062.25

300
TOUCH AMER HLDGS INC
09/17/2002
0.6765
202.95

129,800
TOUCH AMER HLDGS INC
09/18/2002
0.656
85,153.80

5,100
TOUCH AMER HLDGS INC
09/18/2002
0.6458
3,293.33

1,500
TOUCH AMER HLDGS INC
09/18/2002
0.6355
953.25

44,100
TOUCH AMER HLDGS INC
09/19/2002
0.6931
30,566.30

2,500
TOUCH AMER HLDGS INC
09/19/2002
0.6825
1,706.25

99,600
TOUCH AMER HLDGS INC
09/20/2002
0.6825
67,977.00

50,400
TOUCH AMER HLDGS INC
09/20/2002
0.6931
34,932.20

50,000
TOUCH AMER HLDGS INC
09/20/2002
0.6615
33,075.00

88,600
TOUCH AMER HLDGS INC
09/23/2002
0.6458
57,218.45

2,600

TOUCH AMER HLDGS INC
09/23/2002

0.6355
1,652.30

600
TOUCH AMER HLDGS INC
09/23/2002
0.6457
387.45

50,000
TOUCH AMER HLDGS INC
09/24/2002
0.7175
35,875.00

50,000
TOUCH AMER HLDGS INC
09/24/2002
0.7175
35,875.00

32,200
TOUCH AMER HLDGS INC
09/24/2002
0.6357
20,468.10

81,800
TOUCH AMER HLDGS INC
09/25/2002
0.6663
54,504.25

60,600
TOUCH AMER HLDGS INC
09/25/2002
0.656
39,753.60

8,000
TOUCH AMER HLDGS INC
09/25/2002
0.6458
5,166.00

57,600
TOUCH AMER HLDGS INC
09/25/2002
0.656
37,785.60


42,000
TOUCH AMER HLDGS INC
09/25/2002
0.6458
27,121.50

25,000
TOUCH AMER HLDGS INC
09/26/2002
0.697
17,425.00

7,000
TOUCH AMER HLDGS INC
09/26/2002
0.6772
4,740.50

100,000
TOUCH AMER HLDGS INC
09/27/2002
0.6765
67,655.00

50,000
TOUCH AMER HLDGS INC
09/27/2002
0.6765
33,825.00

57,500
TOUCH AMER HLDGS INC
09/27/2002
0.6868
39,488.13

27,500
TOUCH AMER HLDGS INC
09/27/2002
0.6765
18,603.75

15,000
TOUCH AMER HLDGS INC
09/27/2002
0.6666
9,998.75

69,900
TOUCH AMER HLDGS INC
09/30/2002
0.6561
45,859.40

22,700
TOUCH AMER HLDGS INC
09/30/2002
0.6355
14,425.85

7,400
TOUCH AMER HLDGS INC
09/30/2002
0.6458
4,778.55

12,800
TOUCH AMER HLDGS INC
10/01/2002
0.6509
8,331.08

100,000
TOUCH AMER HLDGS INC
10/02/2002
0.6458
64,580.00

100,000
TOUCH AMER HLDGS INC
10/02/2002
0.6355
63,550.00

32,100
TOUCH AMER HLDGS INC
10/07/2002
0.5125
16,451.25

10,200
TOUCH AMER HLDGS INC
10/07/2002
0.5022
5,122.95

10,000
TOUCH AMER HLDGS INC
10/07/2002
0.513
5,130.00

5,800
TOUCH AMER HLDGS INC
10/07/2002
0.492
2,853.60

900
TOUCH AMER HLDGS INC
10/07/2002
0.5023
452.03

300
TOUCH AMER HLDGS INC
10/07/2002
0.492
147.6

38,300

TOUCH AMER HLDGS INC
10/08/2002
0.5024
19,241.18

16,700
TOUCH AMER HLDGS INC
10/08/2002
0.4817
8,045.22

16,000
TOUCH AMER HLDGS INC
10/08/2002
0.492
7,872.00

100,000
TOUCH AMER HLDGS INC
10/10/2002
0.4818
48,180.00

8,900
TOUCH AMER HLDGS INC
11/25/2002
0.3960
3,528.07

59,100
TOUCH AMER HLDGS INC
11/25/2002
0.4060
23,994.60


20,800
TOUCH AMER HLDGS INC
12/06/2002
0.367
7,642.76

500,000
TOUCH AMER HLDGS INC
12/10/2002
0.357
178,505

248,900
TOUCH AMER HLDGS INC
12/13/2002
0.357
88,862.30

500,000
TOUCH AMER HLDGS INC
12/26/2002
0.34
173,405

99,000
TOUCH AMER HLDGS INC
12/31/2002
0.396
39,290.68

32,800
01/22/2003
0.376
12,339.86
Total
11,899,800